Exhibit 99.1

TRANSMERIDIAN EXPLORATION RECEIVES NOTICE OF FAILURE TO

SATISFY AMEX CONTINUED LISTING STANDARDS

Houston, September 29, 2008 (PRIME NEWSWIRE)—TRANSMERIDIAN EXPLORATION INCORPORATED (AMEX:TMY) announced today that on September 23, 2008, Transmeridian Exploration Incorporated (the “Company”) received notice (the “Notice”) from the American Stock Exchange (the “AMEX”) indicating that the Company is not in compliance with certain continued listing standards of the AMEX. Based on a review of the Company’s Form 10-Q for the quarter ended June 30, 2008, the AMEX determined that the Company is not in compliance with (i) Section 1003(a)(i) of the AMEX Company Guide (the “Company Guide”) due to stockholders’ equity of less than $2,000,000 and losses from continuing operations and net losses in two of its three most recent fiscal years, (ii) Section 1003(a)(ii) of the Company Guide due to stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three of its four most recent fiscal years and (iii) Section 1003(a)(iii) of the Company Guide due to stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in five of its most recent fiscal years.

As previously announced, on May 22, 2008, the AMEX notified the Company that it was not in compliance with Section 1003(a)(iv) of the Company Guide in that it had sustained losses which were so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of the AMEX, as to whether the Company would be able to continue operations and/or meet its obligations as they matured. In response, the Company provided the AMEX with its plan of compliance and supporting documentation (the “Plan”) and the AMEX accepted the Plan and granted the Company an extension until October 31, 2008 to regain compliance with Section 1003(a)(iv) of the Company Guide.

Pursuant to the Notice, the AMEX has asked the Company to address how it intends to regain compliance with Section 1003(a)(iv) of the Company Guide by October 31, 2008 (the “Original Plan Period”) and Sections 1003(a)(i), (ii) and (iii) of the Company Guide by March 23, 2010 (the “New Plan Period” and, together with the Original Plan Period, the “Plan Periods”). The Company has informed the AMEX that it intends to supplement the Plan (the “Revised Plan”) by October 7, 2008 to address how it intends to regain compliance with the AMEX continued listing standards. The Revised Plan is expected to include quarterly financial projections and details related to the transactions contemplated under the Amended and Restated Investment Agreement, dated as of June 11, 2008 and amended and restated as of September 22, 2008, between the Company and United Energy Group Limited, an exempted company with limited liability existing under the laws of Bermuda. The AMEX will evaluate the Revised Plan and make a determination as to whether the Company has made a reasonable demonstration of an ability to regain compliance with the AMEX continued listing standards.

If the Revised Plan is accepted, the Company may be able to continue its listing through the Plan Periods, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the Revised Plan. If the Revised Plan is not accepted, the Company may be subject to delisting proceedings. If the AMEX accepts the Revised Plan but the Company is not in compliance with all of the AMEX continued listing standards by March 23, 2010, or if the Company does not make progress consistent with the Revised Plan during the Plan Periods, the AMEX staff will initiate delisting proceedings as appropriate. The Company may appeal a staff determination to initiate delisting proceedings in accordance with Section 1010 and Part 12 of the Company Guide.

As a consequence of falling below the AMEX continued listing standards, the Company is subject to the procedures and requirements of Section 1009 of the Company Guide.

About Transmeridian Exploration Incorporated

Transmeridian is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Earl W. McNiel, CFO	Phone: (713) 458-1100
5847 San Felipe, Suite 4300	Fax: (713) 781-6593
Houston, Texas 77057	E-mail: tmei@tmei.com
Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 and other filings with the Securities and Exchange Commission. Although the Company believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.